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EXHIBIT 3.1

SECOND AMENDMENT
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PLAINS ALL AMERICAN GP LLC

        THIS SECOND AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Amendment"), dated as of July 23, 2004, amends the Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, dated as of June 8, 2001, as amended by First Amendment thereto dated September 16, 2003 (as amended, the "Agreement"). Capitalized terms not otherwise defined in this Amendment are used as defined in the Agreement. The parties hereby agree as follows:

        Section 7.1(a)(i) is hereby amended by deleting the first sentence thereof and replacing such sentence with the following:

          (a)(i) Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by or under the direction of the Board, which shall, subject to Section 7.1(a)(iv), consist of eight (8) individuals designated as directors of the Company (the "Directors") as follows: (A) subject to Section 7.1(a)(iv), each Initial Designating Member shall be entitled to designate one (1) Director, (B) a Majority in Interest shall elect three (3) Directors, each of whom shall be Independent Directors, and (C) the Chief Executive Officer of the Company shall be a Director.

        Section 7.1(a)(iv) is hereby amended by deleting the third sentence thereof and replacing such sentence with the following:

          (iv)  ... At such time as no Member has the right to designate Directors pursuant to Section 7.1(a)(i)(A) or this Section 7.1(a)(iv), then the provisions of Sections 7.1(a)(i), (ii) and (iii) and the second sentence of this Section 7.1(a)(iv) shall terminate and the number of Directors comprising the Board shall be eight (8) and shall consist of at least three (3) Independent Directors and the Chief Executive Officer of the Company. ...

Agreement hereto being evidenced by execution of a separate Member Consent.

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  EXHIBIT 3.1